COMPANY CONTACT:             Tony M. Shelby
                                                Chief Financial Officer
                                                (405) 235-4546

KCSA CONTACT:                     Leslie A. Schupak/Joe Mansi
                                                (212) 682-6300, ext. 205/207

May 14, 2004                                                                                                                                                                                                                    AMEX: LXU

LSB INDUSTRIES, INC. REPORTS
RESULTS FOR THE QUARTER ENDED MARCH 31, 2004

Oklahoma City, Oklahoma . . . May 14, 2004 . . . LSB Industries, Inc. (AMEX: LXU).

 Results for three months ended March 31, 2004

 Net sales for the three months ended March 31, 2004 and 2003 were $83.8 million and $71.5 million, respectively, an increase of $12.3 million.

For the three months ended March 31, 2004, net loss was $.1 million after a charge for a cumulative effect of accounting change of $.5 million, compared to a net loss of $1.8 million for the three months ended March 31, 2003.

After deducting preferred stock dividend requirements, which were not paid, net loss applicable to common stock was $.7 million, or $.05 per share fully diluted for the three months ended March 31, 2004, compared to a loss of $2.4 million or $.20 per share after deducting preferred stock dividend requirements for the prior period ended March 31, 2003.

Commenting on the improvement in first quarter 2004 results, President, Barry Golsen stated that "the general economic pick-up resulted in higher shipments and higher operating profit in our Climate Control Business. The Chemical Business' first quarter results were affected by the high cost of raw material feedstock natural gas, anhydrous ammonia and a late start in the agricultural season".

LSB is a manufacturing, marketing, and engineering company with activities on a worldwide basis. LSB's principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the provision of specialized engineering services, and other activities. The Company's stock is traded on the AMEX under the symbol LXU.

# # #

LSB INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS (NOTES)
(Unaudited)
Three Months Ended March 31, 2004 and 2003
(Dollars in thousands, except per share amounts)

2004	2003
Net sales	$83,792	$71,510
Cost of sales	72,831	62,043
Gross profit	10,961	9,467

Selling, general and administrative expenses	11,122	10,018
Operating loss	(161)	(551)
Other income (expense):
Other income	2,096	356
Interest expense	(1,298)	(1,425)
Other expense	(215)	(205)
Income (loss) before provision for income taxes and cumulative effect of accounting change	422	(1,825)
Provision for income taxes	(4)	-
Income (loss) before cumulative effect of accounting change	418	(1,825)
Cumulative effect of accounting change	(536)	-
Net loss	$(118)	$(1,825)
Net loss applicable to common stock	$(685)	$(2,392)
Weighted average common shares:
Basic and diluted	12,657,849	11,992,720
Loss per common share:
Loss before cumulative effect of accounting change	$(.01)	$(.20)
Cumulative effect of accounting change	(.04)	-
Net loss	$(.05)	$(.20)

(see accompanying notes)

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Three Months Ended March 31, 2004 and 2003
(unaudited)

Note 1:     Basis of Presentation Certain reclassifications have been made to the Financial Highlights for 2003 to conform to the Financial Highlights presentation for 2004.

Note 2:     During the first quarter of 2004, we recognized a gain of $1.8 million (which is classified as other income in the accompanying Financial Highlights) from the sale of certain current assets purchased in 2003.

Note 3:    Effective March 31, 2004, we included in our consolidated balance sheet the consolidated assets and liabilities of the parent company of a French manufacturer of HVAC equipment as required under FASB Interpretation No. 46 "Consolidation of Variable Interest Entities." As a result, we recorded a cumulative effect of accounting change of $.5 million.

Note 4:     Net loss applicable to common stock is computed by adjusting net loss by the amount of preferred stock dividends. Basic net loss per common share is based upon net loss applicable to common stock and the weighted average number of common shares outstanding during each period. All potential dilutive securities are antidilutive for all periods presented.

Note 5:     Information about the Company's operations in different industry segments for the three months ended March 31, 2004 and 2003, is detailed on the following page.

(continued)

 LSB INDUSTRIES, INC.
Notes to Unaudited Financial Highlights
Three Months Ended March 31, 2004 and 2003
(Unaudited)

Three Months Ended March 31,
2004	2003
(in thousands)
Net sales:
Climate Control	$31,549	$27,552
Chemical	51,246	42,726
Other	997	1,232
	$83,792	$71,510
Gross profit:
Climate Control	$10,234	$8,343
Chemical	398	695
Other	329	429
	$10,961	$9,467
Operating profit (loss):
Climate Control	$3,698	$2,273
Chemical	9	(1,390)
	3,707	883
General corporate expenses and other business operations, net	(1,987)	(1,283)
Interest expense	(1,298)	(1,425)
Income (loss) before provision for income taxes and cumulative effect of accounting change	$422	$(1,825)